Exhibit 99.1

P R E S S      R E L E A S E

ELEVANCE HEALTH REPORTS SECOND QUARTER 2023 RESULTS

•	Second quarter GAAP net income was $7.79 per share, including net negative adjustment items of $1.25 per share. Adjusted net income was $9.04* per share.

•	Operating revenue grew 12.7% year-over-year to $43.4 billion

•	Operating gain grew 12.0% year-over-year to $2.6 billion

•	Medical enrollment increased 938 thousand members year-over-year to 48.0 million members

•	Third quarter 2023 dividend of $1.48 per share declared to shareholders

Indianapolis, Ind.—July 19, 2023—Elevance Health, Inc. (NYSE: ELV) reported second quarter 2023 results reflecting strong financial performance, including double-digit growth in revenue, operating earnings, and adjusted earnings per share.

“Our solid execution and continued progress of our strategy to become a lifetime trusted health partner resulted in strong second quarter and first half results,” said Gail K. Boudreaux, President and CEO. “Our focused efforts to optimize our mature businesses, invest in high-growth opportunities, and accelerate our growth through Carelon to meet the whole health needs of consumers positions us well for the rest of 2023 and beyond.”

Given the strong performance in the first half of the year and momentum across Elevance Health, we now expect GAAP net income to be greater than $29.09 per share in 2023, and adjusted net income to be greater than $32.85 per share.

*	Refer to GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $7.79 per share in the second quarter, including net negative adjustment items of $1.25 per share. Adjusted net income was $9.04* per share.

*	Please refer to the GAAP reconciliation tables on page 14.

Membership: Medical membership totaled approximately 48.0 million as of June 30, 2023, an increase of 938 thousand, or 2.0 percent year-over-year, driven primarily by growth in Medicaid, BlueCard, ACA health plan, and Medicare Advantage members, partially offset by attrition in our Employer Group risk-based business.

During the second quarter of 2023, medical membership decreased by 135 thousand driven by attrition in Medicaid due to the resumption of eligibility redeterminations.

Operating Revenue: Operating revenue was $43.4 billion in the second quarter of 2023, an increase of $4.9 billion, or 12.7 percent year-over-year. The increase was primarily driven by premium rate increases in our Health Benefits business and higher premium revenue due to membership growth in Medicaid and Medicare. The increase in operating revenue was further attributable to growth in pharmacy product revenue within CarelonRx driven by growth in external pharmacy members served and the acquisition of BioPlus in the first quarter of 2023.

Benefit Expense Ratio: The benefit expense ratio was 86.4 percent in the second quarter of 2023, a decrease of 70 basis points year-over-year. The decrease was driven by premium rate adjustments to more accurately reflect cost of care.

Medical claims reserves established at December 31, 2022 developed in line with the Company’s expectations as of the second quarter of 2023.

Days in Claims Payable: Days in Claims Payable was 46.5 days as of June 30, 2023, an increase of 0.5 days from March 31, 2023 and a decrease of 1.3 days compared to June 30, 2022. The timing of certain provider pass-through payments and corresponding reserves set in the prior year had the effect of increasing Days in Claims Payable by 1.8 days in the second quarter of 2022. Adjusting for these impacts, Days in Claims Payable would have increased 0.5 days year-over-year.

Operating Expense Ratio: The operating expense ratio was 11.1 percent in the second quarter of 2023, unchanged from 11.1 percent in the second quarter of 2022.

Operating Cash Flow: Operating cash flow was approximately $2.0 billion, or 1.1 times net income in the second quarter of 2023.

Share Repurchase Program: During the second quarter of 2023, the Company repurchased 1.4 million shares of its common stock for $646 million, at a weighted average price of $457.34. Year-to-date, as of the end of the second quarter, the Company repurchased 2.7 million shares of its common stock for $1.3 billion, at a weighted average price of $466.62. As of June 30, 2023, the Company had approximately $5.6 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the second quarter of 2023, the Company paid a quarterly dividend of $1.48 per share, representing a distribution of cash totaling $350 million.

On July 18, 2023, the Audit Committee of the Company’s Board of Directors declared a third quarter 2023 dividend to shareholders of $1.48 per share. The third quarter dividend is payable on September 22, 2023, to shareholders of record at the close of business on September 8, 2023.

Investment Portfolio & Capital Position: During the second quarter of 2023, the Company recorded net losses of $121 million. During the second quarter of 2022, the Company recorded net losses of $231 million. These amounts are excluded from adjusted earnings per share.

As of June 30, 2023, the Company’s net unrealized loss position in the investment portfolio was $1.9 billion, consisting primarily of fixed maturity securities. As of June 30, 2023, cash and investments at the parent company totaled approximately $1.0 billion.

REPORTABLE SEGMENTS

Elevance Health has four reportable segments: Health Benefits, the aggregation of our Commercial & Specialty Business and Government Business (comprised of Individual, Employer Group risk-based, Employer Group fee-based, BlueCard businesses, Medicaid, Medicare, and Federal Health Products & Services businesses); CarelonRx (formerly IngenioRx); Carelon Services (formerly known as Diversified Business Group); and Corporate & Other (comprised of businesses that do not individually meet the quantitative thresholds for an operating division as well as corporate expenses not allocated to our other reportable segments).

Elevance Health, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2023	2022	Change		2023	2022	Change
		(Restated)				(Restated)
Operating Revenue
Health Benefits	$38,000	$34,396	10.5%		$75,280	$68,423	10.0%
Carelon[1]	11,907	10,054	18.4%		23,243	19,685	18.1%
Corporate & Other	287	315	(8.9)%		538	588	(8.5)%
Eliminations	(6,817)	(6,283)	8.5%		(13,786)	(12,328)	11.8%

Total Operating Revenue[2]	$43,377	$38,482	12.7%		$85,275	$76,368	11.7%
Operating Gain (Loss)
Health Benefits	$2,148	$1,781	20.6%		$4,307	$3,632	18.6%
Carelon[1]	632	592	6.8%		1,353	1,190	13.7%
Corporate & Other	(152)	(27)	NM	[3]	(201)	(49)	NM	[3]

Total Operating Gain[2]	$2,628	$2,346	12.0%		$5,459	$4,773	14.4%
Operating Margin
Health Benefits	5.7%	5.2%	50	bp	5.7%	5.3%	40	bp
Carelon[1]	5.3%	5.9%	(60	)bp	5.8%	6.0%	(20	)bp
Total Operating Margin[2]	6.1%	6.1%	—	bp	6.4%	6.3%	10	bp

1.

Operating Revenue and Operating Gain for Carelon for the three months ended June 30, 2023 included $8,466 and $496 for CarelonRx; $3,441 and $136 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended June 30, 2022 included $7,071 and $479 for CarelonRx; $2,983 and $113 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the six months ended June 30, 2023 included $16,490 and $1,008 for CarelonRx; $6,753 and $345 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the six months ended June 30, 2022 included $13,754 and $877 for CarelonRx; $5,931 and $313 for Carelon Services, respectively.

2.	See “Basis of Presentation” on page 6 herein.
3.	“NM” = calculation not meaningful.

Health Benefits: Operating gain in the Health Benefits segment totaled $2.1 billion in the second quarter of 2023, an increase of $367 million from $1.8 billion in the second quarter of 2022, representing growth of approximately 21%. The increase was primarily driven by premium rate adjustments to more accurately reflect cost of care and membership growth in Medicaid, partially offset by a charge associated with a court ruling impacting health plans in a certain state related to prior years’ COVID-19 costs.

Carelon: Operating gain in the Carelon segment was $632 million in the second quarter of 2023, an increase of $40 million from $592 million in the second quarter of 2022. The increase was primarily driven by improved performance in our medical management business and the expansion of our post-acute care services, partially offset by higher medical cost trends and the non-recurrence of an out of period favorable adjustment in the second quarter of 2022 in CarelonRx.

Corporate & Other: The Company reported an operating loss of $152 million in the Corporate & Other segment for the second quarter of 2023, a decrease of $125 million from an operating loss of $27 million in the second quarter of 2022, driven by an increase in unallocated corporate expenses.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and operating expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-391-9853 (Domestic Replay)
312-470-0178 (International)	203-369-3269 (International Replay)

The access code for today’s conference call is 3972058. There is no access code for the replay. The replay will be available from 11:30 a.m. EDT today, until the end of the day on August 18, 2023. The call will also be available through a live webcast at www.elevancehealth.com under the “Investors” link. A webcast replay will be available following the call.

Elevance Health Contacts:

Investor Relations	Media
Stephen Tanal	Leslie Porras
Stephen.Tanal@elevancehealth.com	Leslie.Porras@elevancehealth.com

About Elevance Health, Inc.

Elevance Health is a lifetime, trusted health partner fueled by its purpose to improve the health of humanity. The company supports consumers, families, and communities across the entire care journey – connecting them to the care, support, and resources they need to lead healthier lives. Elevance Health’s companies serve approximately 118 million people through a diverse portfolio of industry-leading medical, digital, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on Twitter and Elevance Health on LinkedIn.

Elevance Health, Inc.

Membership and Other Metrics

(Unaudited)

				Change from
Medical Membership (in thousands)	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2022	March 31, 2023
Individual	949	803	942	18.2%	0.7%
Employer Group Risk-Based	3,765	4,020	3,798	(6.3)%	(0.9)%

Commercial Risk-Based	4,714	4,823	4,740	(2.3)%	(0.5)%
BlueCard®	6,737	6,445	6,607	4.5%	2.0%
Employer Group Fee-Based	20,160	20,086	20,278	0.4%	(0.6)%

Commercial Fee-Based	26,897	26,531	26,885	1.4%	—%
Medicare Advantage	2,059	1,946	2,053	5.8%	0.3%
Medicare Supplement	926	942	925	(1.7)%	0.1%

Total Medicare	2,985	2,888	2,978	3.4%	0.2%
Medicaid	11,759	11,181	11,889	5.2%	(1.1)%
Federal Employees Health Benefits	1,634	1,628	1,632	0.4%	0.1%

Total Medical Membership	47,989	47,051	48,124	2.0%	(0.3)%

Other Membership (in thousands)
Life and Disability Members	4,686	4,779	4,771	(1.9)%	(1.8	) %
Dental Members	6,728	6,620	6,743	1.6%	(0.2)%
Dental Administration Members	1,694	1,589	1,697	6.6%	(0.2)%
Vision Members	9,850	9,385	9,904	5.0%	(0.5)%
Medicare Part D Standalone Members	263	276	264	(4.7)%	(0.4)%
Other Metrics (in millions)
CarelonRx Quarterly Adjusted Scripts	77.4	76.4	75.7	1.3%	2.2%
Carelon Services Consumers Served	103.6	104.7	104.0	(1.1)%	(0.4)%

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2023	2022	Change
		(Restated)
Revenues
Premiums	$36,589	$33,076	10.6%
Product revenue	4,859	3,568	36.2%
Service fees	1,929	1,838	5.0%

Total operating revenue	43,377	38,482	12.7%
Net investment income	416	381	9.2%
Net losses on financial instruments	(121)	(231)	NM

Total revenues	43,672	38,632	13.0%
Expenses
Benefit expense	31,604	28,795	9.8%
Cost of products sold	4,327	3,069	41.0%
Operating expense	4,818	4,272	12.8%
Interest expense	261	208	25.5%
Amortization of other intangible assets	221	166	33.1%

Total expenses	41,231	36,510	12.9%
Income before income tax expense	2,441	2,122	15.0%
Income tax expense	585	488	19.9%

Net income	1,856	1,634	13.6%
Net (income) loss attributable to noncontrolling interests	(3)	3	NM

Shareholders’ net income	$1,853	$1,637	13.2%

Shareholders’ net income per diluted share	$7.79	$6.73	15.8%

Diluted shares	237.8	243.4	(2.3)%
Benefit expense as a percentage of premiums	86.4%	87.1%	(70	)bp
Operating expense as a percentage of total operating revenue	11.1%	11.1%	—	bp
Income before income tax expense as a percentage of total revenue	5.6%	5.5%	10	bp

“NM” = calculation not meaningful

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2023	2022	Change
		(Restated)
Revenues
Premiums	$72,457	$65,861	10.0%
Product revenue	8,881	6,869	29.3%
Service fees	3,937	3,638	8.2%

Total operating revenue	85,275	76,368	11.7%
Net investment income	803	741	8.4%
Net losses on financial instruments	(234)	(382)	NM

Total revenues	85,844	76,727	11.9%
Expenses
Benefit expense	62,390	57,026	9.4%
Cost of products sold	7,808	5,952	31.2%
Operating expense	9,618	8,617	11.6%
Interest expense	512	409	25.2%
Amortization of other intangible assets	456	295	54.6%

Total expenses	80,784	72,299	11.7%
Income before income tax expense	5,060	4,428	14.3%
Income tax expense	1,200	1,015	18.2%

Net income	3,860	3,413	13.1%
Net (income) loss attributable to noncontrolling interests	(18)	13	NM

Shareholders’ net income	$3,842	$3,426	12.1%

Shareholders’ net income per diluted share	$16.10	$14.05	14.6%

Diluted shares	238.7	243.9	(2.1)%
Benefit expense as a percentage of premiums	86.1%	86.6%	(50	)bp
Operating expense as a percentage of total operating revenue	11.3%	11.3%	—	bp
Income before income tax expense as a percentage of total revenue	5.9%	5.8%	10	bp

“NM”	= calculation not meaningful

Elevance Health, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2023	December 31, 2022
	(Unaudited)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$9,991	$7,387
Fixed maturity securities	28,021	25,952
Equity securities	272	953
Premium receivables	7,431	7,083
Self-funded receivables	3,896	4,663
Other receivables	5,196	4,298
Other current assets	4,936	5,281

Total current assets	59,743	55,617
Long-term investments:
Fixed maturity securities	775	752
Other invested assets	5,993	5,685
Property and equipment, net	4,547	4,316
Goodwill	25,274	24,383
Other intangible assets	10,703	10,315
Other noncurrent assets	2,133	1,687

Total assets	$109,168	$102,755

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$16,165	$15,596
Other policyholder liabilities	5,954	5,933
Unearned income	4,458	1,112
Accounts payable and accrued expenses	5,033	5,607
Short-term borrowings	265	265
Current portion of long-term debt	—	1,500
Other current liabilities	9,696	9,683

Total current liabilities	41,571	39,696
Long-term debt, less current portion	24,859	22,349
Reserves for future policy benefits	797	803
Deferred tax liabilities, net	1,852	2,015
Other noncurrent liabilities	1,777	1,562

Total liabilities	70,856	66,425

Shareholders’ equity
Common stock	2	2
Additional paid-in capital	8,761	9,084
Retained earnings	31,608	29,647
Accumulated other comprehensive loss	(2,166)	(2,490)

Total shareholders’ equity	38,205	36,243
Noncontrolling interests	107	87

Total equity	38,312	36,330

Total liabilities and equity	$109,168	$102,755

Elevance Health, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Six Months Ended June 30
	2023	2022
		(Restated)
Operating activities
Net income	$3,860	$3,413
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses on financial instruments	234	382
Equity in net earnings of other invested assets	73	(258)
Depreciation and amortization	895	751
Deferred income taxes	(393)	(181)
Share-based compensation	139	122
Changes in operating assets and liabilities:
Receivables, net	(299)	(662)
Other invested assets	(42)	32
Other assets	(529)	(412)
Policy liabilities	583	1,548
Unearned income	3,346	(182)
Accounts payable and other liabilities	160	632
Income taxes	391	(159)
Other, net	1	(33)

Net cash provided by operating activities	8,419	4,993
Investing activities
Purchases of investments	(17,648)	(13,253)
Proceeds from sale of investments	5,339	7,140
Maturities, calls and redemptions from investments	10,656	4,347
Changes in securities lending collateral	145	(620)
Purchases of subsidiaries, net of cash acquired	(1,651)	(609)
Purchases of property and equipment	(651)	(549)
Other, net	(46)	(58)

Net cash used in investing activities	(3,856)	(3,602)
Financing activities
Net proceeds from commercial paper borrowings	90	250
Net proceeds from (repayments of) short-term borrowings	(90)	(100)
Net proceeds from (repayments of) long-term borrowings	666	357
Changes in securities lending payable	(145)	620
Changes in bank overdrafts	(500)	817
Repurchase and retirement of common stock	(1,268)	(1,169)
Cash dividends	(701)	(618)
Proceeds from issuance of common stock under employee stock plans	81	116
Taxes paid through withholding of common stock under employee stock plans	(99)	(88)
Other, net	5	10

Net cash (used in) provided by financing activities	(1,961)	195
Effect of foreign exchange rates on cash and cash equivalents	2	(10)

Change in cash and cash equivalents	2,604	1,576
Cash and cash equivalents at beginning of period	7,387	4,880

Cash and cash equivalents at end of period	$9,991	$6,456

Elevance Health, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
	2023	2022	2022	2021	2020
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$15,348	$13,282	$13,282	$11,135	$8,647
Ceded medical claims payable, beginning of period	(6)	(21)	(21)	(46)	(33)

Net medical claims payable, beginning of period	15,342	13,261	13,261	11,089	8,614

Business combinations and purchase adjustments	—	133	133	420	339
Net incurred medical claims:
Current year	61,290	55,737	113,414	100,440	85,094
Prior years redundancies[1]	(1,112)	(972)	(869)	(1,703)	(637)

Total net incurred medical claims	60,178	54,765	112,545	98,737	84,457

Net payments attributable to:
Current year medical claims	48,217	42,882	98,997	88,156	74,629
Prior years medical claims	11,409	10,401	11,600	8,829	7,692

Total net payments	59,626	53,283	110,597	96,985	82,321

Net medical claims payable, end of period	15,894	14,876	15,342	13,261	11,089
Ceded medical claims payable, end of period	8	13	6	21	46

Gross medical claims payable, end of period	$15,902	$14,889	$15,348	$13,282	$11,135

Current year medical claims paid as a percentage of current year net incurred medical claims	78.7%	76.9%	87.3%	87.8%	87.7%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	7.8%	7.9%	7.0%	18.1%	8.0%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.0%	1.0%	0.9%	2.0%	0.8%

1.	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Elevance Health, Inc.

GAAP Reconciliation

(Unaudited)

Elevance Health, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Elevance Health, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended June 30			Six Months Ended June 30
(In millions, except per share data)	2023	2022	Change	2023	2022	Change
Shareholders’ net income - As reported	$1,853	$1,653	12.1%	$3,842	$3,458	11.1%
Impact of Accounting Standards Update 2018-12 Adoption	—	(16)		—	(32)
Shareholders’ net income - Restated	$1,853	$1,637	13.2%	$3,842	$3,426	12.1%
Add / (Subtract):
Net losses on financial instruments	121	231		234	382
Amortization of other intangible assets	221	166		456	295
Transaction and integration related costs	55	14		81	23
Litigation expenses	2	4		3	5
Tax impact of non-GAAP adjustments	(103)	(111)		(200)	(189)

Net adjustment items	296	304		574	516

Adjusted shareholders’ net income	$2,149	$1,941	10.7%	$4,416	$3,942	12.0%

Shareholders’ net income per diluted share - As reported	$7.79	$6.79	14.7%	$16.10	$14.18	13.5%
Impact of Accounting Standards Update 2018-12 Adoption	—	(0.06)		—	(0.13)
Shareholders’ net income per diluted share - Restated	7.79	6.73	15.8%	16.10	14.05	14.6%
Add / (Subtract):
Net losses on financial instruments	0.51	0.95		0.98	1.57
Amortization of other intangible assets	0.93	0.68		1.91	1.21
Transaction and integration related costs	0.23	0.06		0.34	0.09
Litigation expenses	0.01	0.02		0.01	0.02
Tax impact of non-GAAP adjustments	(0.43)	(0.46)		(0.84)	(0.77)
Rounding impact	—	(0.01)		—	(0.01)

Net adjustment items	1.25	1.24		2.40	2.11

Adjusted shareholders’ net income per diluted share	$9.04	$7.97	13.4%	$18.50	$16.16	14.5%

	Full Year 2023 Outlook
Shareholders’ net income per diluted share	Greater than	$29.09
Add / (Subtract):
Net losses on financial instruments		$0.98
Transaction and integration related costs		$0.34
Litigation expenses		$0.01
Amortization of other intangible assets		$3.68
Tax impact of non-GAAP adjustments	Approximately	$(1.25)

Net adjustment items		$3.76

Adjusted shareholders’ net income per diluted share	Greater Than	$32.85

	Three Months Ended June 30			Six Months Ended June 30
(In millions)	2023	2022	Change	2023	2022	Change
		(Restated)			(Restated)
Income before income tax expense	$2,441	$2,122	15.0%	$5,060	$4,428	14.3%
Net investment income	(416)	(381)		(803)	(741)
Net losses on financial instruments	121	231		234	382
Interest expense	261	208		512	409
Amortization of other intangible assets	221	166		456	295

Reportable segments operating gain	$2,628	$2,346	12.0%	$5,459	$4,773	14.4%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent required by law, we do not undertake to update or revise any forward-looking statements to reflect events or circumstances occurring after the date hereof. These risks and uncertainties include, but are not limited to: trends in healthcare costs and utilization rates; reduced enrollment; our ability to secure and implement sufficient premium rates; the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and other catastrophes; the impact of new or changes in existing federal, state and international laws or regulations, including healthcare laws and regulations, or their enforcement or application; the impact of cyber-attacks or other privacy or data security incidents or breaches or our failure to comply with any privacy or security laws or regulations, including any investigations, claims or litigation related thereto; information technology disruptions; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; our ability to contract with providers on cost-effective and competitive terms; failure to effectively maintain and modernize our information systems; risks associated with providing pharmacy, healthcare and other diversified products and services, including medical malpractice or professional liability claims and non-compliance by any party with the pharmacy services agreement between us and CaremarkPCS Health, L.L.C.; risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness and the risk that increased interest rates or market volatility could impact our access to or further increase the cost of financing; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.